FINANCIAL PRODUCTS TERM SHEET G359	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market-Linked Notes – Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due June 2, 2027

Term Sheet to Preliminary Pricing Supplement No. G359 dated July 27, 2022

Summary of Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent:	Wells Fargo Securities, LLC
Market Measure:	S&P 500® Index (the “Index”)
Pricing Date*:	August 30, 2022
Issue Date*:	September 2, 2022
Principal Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per note):

•     if the ending level is greater than the starting level, $1,000 plus the lesser of:

1.         $1,000 plus $1,000 × index return × upside participation rate, and

2.        the maximum return

•     if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

Stated Maturity Date*:	June 2, 2027
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	At least 50% of the principal amount per note (at least $500 per note), to be determined on the pricing date
Upside Participation Rate:	100%
Index Return:	(ending level – starting level) / starting level
Calculation Day*:	May 25, 2027
Calculation Agent:	Credit Suisse International
Denominations:	$1,000 and any integral multiple of $1,000
Fees:

Wells Fargo Securities, LLC (“WFS”) will act as agent for the notes and will receive an agent discount of up to $45.00 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $22.50 per note. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. In addition, Credit Suisse may pay a fee of up to $1.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

CUSIP:	22553QEW3
Material Tax Consequences:	See the preliminary pricing supplement.

* subject to change

Hypothetical Payout Profile

**assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

If the ending level is less than or equal to the starting level, you will be repaid the principal amount of your notes, but you will not receive any positive return on your investment.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the pricing date will be between $915 and $965 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1053092/
000095010322013012/dp177717_424b2-g359.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Notes Generally

•      The Notes Are Subject To The Credit Risk Of Credit Suisse.

•      You May Not Receive Any Positive Return On The Notes.

•      Regardless Of The Amount Of Any Payment You Receive On The Notes, Your Actual Yield May Be Different In Real Value Terms.

•      The Potential Return On The Notes Is Limited To The Maximum Return.

•      No Periodic Interest Will Be Paid On The Notes.

•      The Starting Level May Be Determined On A Date Later Than The Pricing Date.

•      The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating to the Index

•      Historical Performance Of The Index Is Not Indicative Of Future Performance.

•      We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

•      Changes To The Index Could Adversely Affect The Notes.

•      We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In The Index.

•      No Ownership Rights Relating To The Index.

•      No Dividend Payments Or Voting Rights.

•      Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Notes.

Risks Relating to the Issuer

•      Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•      Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•      Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•      Unpredictable Economic And Market Factors Will Affect The Value Of The Notes.

•      The Estimated Value Of The Notes On The Pricing Date May Be Less Than The Original Offering Price.

•      If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Notes Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our "Secondary Market Credit Spreads"), We Expect That The Economic Terms Of The Notes Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Notes.

•      The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

•      The Notes Will Not Be Listed On Any Securities Exchange And A Trading Market For The Notes May Not Develop.

Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 27, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. I–G dated February 4, 2022, and Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the notes. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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